***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MULTI-YEAR SALES AGREEMENT

Exhibit 10.1

This Multi-Year Sales Agreement (as amended from time to time, the “Agreement”) is made as of the Effective Date (as defined below) by and between:

ROQUETTE FRÈRES, a corporation organized under the laws of France having its registered office at 1 rue de la Haute Loge, Lestrem (62136), FRANCE, acting both in its own name, and in the name and on behalf of its Affiliated Companies which have duly empowered Roquette Frères for the purpose hereof (hereinafter referred to as “Seller”).
and
BEYOND MEAT, INC. a corporation organized under the laws of the State of Delaware in the United States of America, having its principal place of business at 119 Standard St., El Segundo, California, USA 90245, acting both in its own name, and in the name and on behalf of its Affiliated Companies which have duly empowered Beyond Meat, Inc. for the purpose hereof (hereinafter referred to as “Buyer”).

For the purpose of the Agreement (i) each member of Buyer shall be jointly and severally liable towards Seller and (ii) each member of Seller shall be jointly and severally liable towards Buyer.

RECITALS:

Whereas, Buyer is engaged in the business of selling plant-based meat products and has determined that it requires the supply of Product (as defined below).
Whereas, Seller is involved in processing plant-based raw materials and offering a wide range of product and solutions in the fields of human nutrition, including, without limitation, the Product.
Whereas, Buyer wishes to purchase from Seller and Seller wishes to supply to Buyer the Product, in each case, subject to the terms and conditions of this Agreement.
Now, therefore, in consideration of the mutual promises and covenants hereinafter set forth, and intending to be legally bound thereby, Seller and Buyer agree as follows:

1.    DEFINITIONS AND INTERPRETATION
1.1    In this Agreement:

“Affiliated Company”
means any Person that is indirectly or directly controlled by the same Person that controls a Party, or a Person under the direct or indirect control of a Party, or directly or indirectly controlling a Party, at any time during the Term; provided that for the purposes of this definition, Person shall exclude individuals;

"Agreement"	shall have the meaning ascribed to it in the Preamble of this Agreement;

“Additional Quantities”	shall have the meaning ascribed to it in section 2.2 of this Agreement;

“Annual Base Quantities”	shall have the meaning ascribed to it in section 2.1 of this Agreement;

“Apparent Defect”
means any defect that is apparent to a reasonable person on a visual inspection of Product that have been Delivered, including, without limitation, visible transport damage, visible damage to the packaging, incorrect or defective packaging, incorrect delivery documentation or customs declaration errors;

“Applicable Laws”	shall have the meaning ascribed to it in section 2.11 of this Agreement;

“Auditor”	shall have the meaning ascribed to it in section 3.1(b) of this Agreement;

“Balance of the Term”	shall have the meaning ascribed to it in section 3.1 of this Agreement;

“Balance of the Term Quantities”	shall have the meaning ascribed to it in section 3.1(e) of this Agreement;

“Business Day”	means a day (excluding Saturdays and Sundays) on which banking institutions are generally open for business in Los Angeles, California and Paris, France;

“Buyer”	shall have the meaning ascribed to it in the Preamble of this Agreement;

“Buyer Indemnitees”	shall have the meaning ascribed to it in section 7.2 of this Agreement;

“Buyer Marks”	shall have the meaning ascribed to it in section 7.7 of this Agreement;

“control, controlled, controlling”
means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

“Claims”	shall have the meaning ascribed to it in section 7.2 of this Agreement;

"Confidential Information"
means all information provided by one Party or otherwise made known to the other Party in connection with this Agreement, whether orally, visually, or in writing, that relates to the business, affairs, price, payment conditions, Product, transformation or manufacturing process, developments, trade secrets, know how, personnel, customers, prospects and suppliers of either Party whether designated as “confidential information” or not by a Party, and that would be considered confidential by a reasonable person given the nature of the information or the circumstances of its disclosure, together with all information derived from the foregoing. “Confidential Information” shall include the existence and terms of this Agreement and shall exclude any information (i) independently developed by the receiving Party without using the Confidential Information of the disclosing Party, (ii) that is or becomes publicly available through no fault of the receiving Party, or (iii) rightfully in the possession of the receiving Party without a duty of confidentiality prior to the receipt of such information all as reflected in the written records of the other Party;

“Date of Production”	means with respect to any Product the date on which Seller has completed its production of such Product and applied Lot details to the fully packaged Product in question;

“DDP”	has the meaning ascribed to that term in INCOTERMS;

“Defective Product”	shall have the meaning ascribed to it in section 5.3 of this Agreement;

"Delivery"	means, in relation to any Order, DDP or FCA to location specified in Exhibit A herein, or any other INCOTERM as mutually agreed by the Parties with respect to an Order;

“Delivery Date”	means the date when the Product is scheduled for Delivery as identified in the Order by Buyer and as confirmed by Seller;

"Effective Date"	shall have the meaning ascribed to it in section 10.1 of this Agreement;

“FCA”	has the meaning ascribed to that term in INCOTERMS;

“INCOTERMS”	means Incoterms 2020 published by the International Chamber of Commerce to take effect on January 1, 2020 and as in effect on the Effective Date;

"Intellectual Property Right"
means any patent, application for patent, registered design, copyright, design right, topography right, trade mark, work of authorship, business name, application to register any of the aforementioned rights, any trade secret, unpatented know-how and right of confidence, discoveries, inventions, and any other intellectual property right of any nature whatsoever recognized in any jurisdiction of the world and owned, controlled by, or licensed to a Person;

“Initial Pricing Period”	shall have the meaning ascribed to it in section 3.1 of this Agreement;

“[***]”	means [***];

“Losses”	shall have the meaning ascribed to it in section 7.3 of this Agreement;

“[***]”	shall have the meaning ascribed to it in section 3.1 of this Agreement;

“Mlb”	means 1,000,000 pounds;

“Notice”	shall have the meaning ascribed to it in section 14 of this Agreement;

“Order”
means an order placed by Buyer for the supply of Product within the Territory pursuant to the terms and conditions of this Agreement stating Buyer’s order number, the Product ordered and the price(s) thereof, and the requested Delivery Date(s), Delivery address(es), DDP or FCA and applicable INCOTERMS as mutually agreed by the Parties, if other than DDP or FCA;

“Party”	means Seller or Buyer;

“Parties”	means collectively Seller and Buyer;

“Person”
means an individual, firm, corporation, limited liability company, division, operation, partnership, joint venture, trust, unincorporated association, government or any agency or political subdivision thereof, or any other entity;

“Personal Data”	shall have the meaning ascribed to it in section 8.2 of this Agreement;

“[***]”	means [***];

“[***]”	means [***];

“Prepayment Amount”	means an amount of [***] United States Dollars (US$[***]);

“process or processing”	shall have the meaning ascribed to it in section 8.2 of this Agreement;

“Product”	means the Product described in Exhibit A or any subsequent upgraded or equivalent version of the Product as mutually agreed by the Parties;

“Qualifying Arrangement”	shall have the meaning ascribed to it in section 3.1(e) of this Agreement;

“Seller”	shall have the meaning ascribed to it in the Preamble of this Agreement;

“Seller Background IP”	shall have the meaning ascribed to it in section 7.1 of this Agreement;

“Seller’s Lead Times”	means the time needed by Seller to Deliver the Product DDP or FCA as from the confirmation of Buyer’s Order pursuant to section 2.5:

•	from [***] to Seller’s US warehouse / full truck load: [***];

•	from [***] to Buyer’s location in [***] / full truck load: [***]; and

•	from [***] to Buyer’s location in [***] for direct shipment / full truck load: [***]

“Seller Marks”	shall have the meaning ascribed to it in section 7.7 of this Agreement;

“Seller’s New Plant”	shall have the meaning ascribed to it in section 12.1 of this Agreement;

“Shelf Life”	means [***] from the Date of Production of the Product;

“Specifications”	means the Product specifications as detailed in Exhibit A-1;

“Term”	shall have the meaning ascribed to it in section 10.1 of this Agreement;

“Territory”	means [***]. For clarity sake, some provisions hereafter specifically refer to one or the other territory then expressly referred individually as [***];

“Third Party”	shall mean any Person other than Seller or Buyer; and

“Warranty Period”	shall have the meaning ascribed to it in section 5.1 of this Agreement.

1.2    Terms. Unless otherwise agreed in writing between the Parties, all Orders will be entered into on the basis of the terms and conditions of this Agreement to the exclusion of any other terms and conditions set out or referred to in any document or other communication used by either Party in concluding an Order.
1.3    Headings. Section headings are for ease of reference and do not form part of nor shall they affect the interpretation of this Agreement.
1.4    Preamble; Recitals; Exhibits. The Preamble, Recitals and any Exhibits included in or referred to in this Agreement are incorporated herein by this reference and form an integral part of this Agreement.
1.5    Interpretation. Where the context so admits or requires words denoting the singular include the plural and vice versa and words denoting any gender include all genders.
1.6    Successors. References to each Party include its permitted assigns and successors by operation of law.
1.7    Precedence. In the event of any inconsistency, not expressly provided as an exception, between the provisions of any Exhibit hereto and the provisions of the main body of this Agreement, the latter shall prevail to the extent of the inconsistency, except expressly stated as an exception of the conditions of this Agreement. In the event of any inconsistency between the provisions of any Order and the provisions of this Agreement and its Exhibit, the latter shall prevail to the extent of the inconsistency, except if expressly stated as an exception of the conditions of this Agreement.

2.    QUANTITY, ORDERS AND DELIVERY

QUANTITIES

2.1    The quantities of Product that Buyer shall Order from Seller and that Seller shall sell and Deliver to Buyer in each calendar year during the Term (hereinafter the “Annual Base Quantities”) shall be:

▪	2020: [***] Mlbs spread over the year as follows:

•	[***]: [***] Mlbs

•	[***]: [***] Mlbs

▪	2021: [***] Mlbs, [***]; and

▪	2022: [***] Mlbs, [***].

Without prejudice to the Annual Base Quantities as mutually agreed by the Parties here above and as part of Buyer’s forecasts pursuant to section 2.4 below, the minimum quantities that Buyer shall order and that Seller shall deliver in any given month shall be [***] Mlbs ([***] pounds). For the purpose of clarity, all quantities of Product shipped by Seller to Buyer after January 1st 2020 (totalling [***] Mlbs as of the Effective Date of the Agreement) shall be deemed to be credited to the 2020 Annual Base Quantities and subject to the terms of this Agreement.
The price for the Annual Base Quantities shall be agreed mutually between the Parties in accordance with sections 3.1 and 3.2 below.

If Buyer does not purchase the Annual Base Quantities, Buyer shall pay to Seller promptly, as liquidated damages, the amounts that Buyer would have paid to Seller for the Annual Base Quantities which have not been purchased by Buyer, without any possibility for Buyer to roll over to the following calendar year the said Annual Base Quantities not purchased. The Parties agree that such liquidated damages payment represents the true and reasonable estimate of the loss suffered by Seller and such liquidated amount shall be due without set-off within thirty (30) calendar days of Buyer’s receipt of Seller’s valid invoice therefor. The Parties agree that quantifying losses arising from Buyer’s failure to order all Annual Base Quantities is inherently difficult because Seller will reserve a significant part of its production of the Product for Buyer and that Seller will incur significant damages as a consequence of Buyer’s failure to purchase the Annual Base Quantities, including but not limited to additional selling costs and disruptions in Seller’s operations. At the Effective Date, the liquidated damages as defined above are not a penalty but considered as reasonable, based on the Parties’ experience in the industry and the nature of the losses and costs incurred by Buyer’s failure under this section 2.1.

If Seller refuses to supply, or is otherwise unable to supply, the Annual Base Quantities (or of an appropriate substitute equivalent in all material respects as determined by Buyer in its reasonable discretion) in a timely manner in accordance with the Delivery Dates, Seller shall pay to Buyer promptly, as liquidated damages, the difference between the amounts that Buyer would have paid to Seller for the Annual Base Quantities had Seller Delivered the Annual Base Quantities and the amounts that Buyer actually paid to a Third Party for replacement products to cover Seller’s failure to Deliver [***], provided however, that the amounts paid by Buyer for replacement products shall be commercially reasonable as determined by Buyer in its reasonable discretion in light of market conditions as of the date of purchase. In addition, the quantities of replacement products (in Mlbs) shall be credited against the Annual Base Quantities as if Buyer had purchased, and Seller had supplied, such products as Product. The Parties agree that such liquidated damages payment represents the true and reasonable estimate of the loss suffered by Buyer and such liquidated amount shall be due without set-off within thirty (30)

calendar days of Seller’s receipt of Buyer’s valid invoice therefor.  The Parties agree that quantifying losses arising from Seller’s failure to supply the Annual Base Quantities is inherently difficult because Buyer will allocate a significant part of its requirements for Product to Seller and that Buyer will incur significant damages as a consequence of Seller’s failure to supply the Annual Base Quantities, including but not limited to additional buying costs and disruptions in Buyer’s operations. At the Effective Date, the liquidated damages as defined above are not a penalty but considered as reasonable, based on the Parties’ experience in the industry and the nature of the losses and costs incurred by Seller’s failure under this section 2.1.

2.2    After the exhaustion of the Annual Base Quantities, Buyer has the option to buy additional quantities year by year over the Term as follows (hereinafter the “Additional Quantities”):

▪	2021: [***] Mlbs; and

▪	2022: [***] Mlbs.

Without prejudice to sections 2.4 below, Buyer shall confirm to Seller by no later than [***] of each year its intention to buy some or all of the Additional Quantities for the following year. Such Additional Quantities must be integrated in Buyer’s forecasts in accordance with section 2.4 below. To the extent confirmed, Seller shall sell and Deliver to Buyer the Additional Quantities in accordance with this Agreement.

At the end of the Term, if Buyer did not purchase the total amount of the Additional Quantities according to sections 2.4 to 2.7 below, Seller shall be entitled to retain the amount of the Prepayment Amount corresponding to the value of the Additional Quantities not purchased by Buyer, up to a maximum value corresponding to the Prepayment Amount.

If Seller refuses to supply, or is otherwise unable to supply, the Additional Quantities (or of an appropriate substitute equivalent in all material respects as determined by Buyer in its reasonable discretion) in a timely manner in accordance with the Delivery Dates, Seller shall pay to Buyer promptly, as liquidated damages, the difference between the amounts that Buyer would have paid to Seller for the Additional Quantities had Seller Delivered the Additional Quantities and the amounts that Buyer actually paid to a Third Party for replacement products to cover Seller’s failure to Deliver [***], plus the amount of the Prepayment Amount corresponding to the value of the Additional Quantities not delivered by Seller, up to a maximum value corresponding to the Prepayment Amount, provided however, that the amounts paid by Buyer for replacement products shall be commercially reasonable as determined by Buyer in its reasonable discretion in light of market conditions as of the date of purchase. In addition, the quantities of replacement products (in Mlbs) shall be credited against the Additional Quantities as if Buyer had purchased, and Seller had supplied, such products as Product. The Parties agree that such liquidated damages payment represents the true and reasonable estimate of the loss suffered by Buyer and such liquidated amount shall be due without set-off within thirty (30) calendar days of Seller’s receipt of Buyer’s valid invoice therefor.  The Parties agree that quantifying losses arising from Seller’s failure to supply the Additional Quantities is inherently difficult because Buyer will allocate a significant part of its requirements for Product to Seller and that Buyer will incur significant damages as a consequence of Seller’s failure to supply the Additional Quantities, including but not limited to additional buying costs and disruptions in Buyer’s operations. At the Effective Date, the liquidated damages as defined above are not a penalty but considered as reasonable, based on the Parties’ experience in the industry and the nature of the losses and costs incurred by Seller’s failure under this section 2.2.

2.3    Notwithstanding any other provision of this Agreement, the Parties agree that their sole and exclusive remedies for failure to purchase or failure to sell Annual Base Quantities, or failure to purchase or failure to sell Additional Quantities of Product are set forth in sections 2.1 and 2.2 of this Agreement, and the Parties shall have no cause of action in contract, tort or otherwise for additional relief in connection with any failure to purchase or supply product, other than in the case of willful misconduct or fraud by the breaching Party.
FORECASTS AND ORDERS
2.4    By no later than [***] each year during the Term, Buyer undertakes to provide Seller with an annual non-binding forecast taking into account any seasonality effect that would reasonably be expected to impact Buyer’s business, the regularity of Buyer’s production pace and the regularity of its Orders over a calendar year; provided that (i) with respect to 2020, Buyer undertakes to provide Seller with an annual non-binding forecast for such calendar year no later than [***] and (ii) with respect to the quantities of Product Ordered by Buyer to be Delivered in [***], Buyer shall inform Seller of such quantities and their quarterly allocation over the year by no later than [***] each year. With regard to 2020, Buyer shall inform Seller of the quantities to be Delivered in [***] before [***].
In addition to the annual non-binding forecast, Buyer undertakes to provide Seller with a [***] binding rolling forecast at least thirty (30) days before the starting date of the [***] rolling forecast, detailing Product, quantities, packaging and delivery points; provided that with respect to 2020, Buyer undertakes to provide Seller with a binding forecast for the balance of Q1 2020 no later than [***]. In any event, Seller shall confirm in writing its acceptance of Buyer’s [***] binding rolling forecast within ten (10) Business Days from the date of receipt by Seller. In the event that Buyer does not receive such written acceptance within such 10 (ten) Business Day period and the relevant forecast shall be deemed to be accepted by Seller.
In case Buyer fails to provide Seller with its [***] binding rolling forecast, Buyer shall purchase the quantities set forth in the annual non-binding forecast, that then become binding on Buyer on a rolling [***] basis, until such time as Buyer provides such binding rolling forecast and provided Seller confirms its acceptance of it.
2.5    Provided that (i) an Order is made in accordance with section 2.4 above and (ii) the requested Delivery date complies with Seller’s Lead Times, Seller shall confirm each Order by issuing a written order confirmation within [***] Business Days from the date the Order is received by Seller. In the event that Buyer does not receive such written order confirmation within such [***] Business Day period and the relevant Order is made in accordance with section 2.4 above, the Order shall be deemed to be confirmed by Seller.
2.6    The estimated schedule of the shipment for each Order will be set forth in the Order. Seller will ship the Product from its distribution center in accordance with such schedule provided that Seller has confirmed it as part of the Order terms.
2.7    Buyer shall inform Seller of any requested change as to an Order at least [***] Business Days before such change and in any case before an Order is shipped by Seller.
2.8    The Product shall be packed for shipment in accordance with Seller’s packaging data sheet or any other specification signed by Seller in a manner sufficient to ensure the integrity of the Product.
2.9    Upon Delivery, Buyer shall notify Seller of any Apparent Defects within [***] Business Days from the Delivery to Buyer, otherwise the Product shall be considered as accepted by Buyer notwithstanding any such Apparent Defects. Such notification shall be accompanied by a photograph of the Apparent Defect.

2.10    Seller shall promptly provide written notice to Buyer of any of the following events or occurrences, or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences: (a) any failure by Seller to perform any of its obligations under this Agreement; (b) any delay in delivery of Product; (c) any defects or quality problems relating to Product; (d) any change of control of Seller (whether by merger, sale of voting securities or assets, consolidation, reorganization or otherwise) and (e) any failure by Seller, or its subcontractors or common carriers, to comply with all applicable laws, rules, guidelines, and regulations (including, without limitation, the Federal Food, Drug, and Cosmetic Act, the Fair Labor Standards Act, and all other laws, rules, guidelines, and regulations regarding food safety, composition, labelling, registration, and manufacturing, including good manufacturing practices prevailing in the industry) (collectively, “Applicable Laws”).
2.11    During the term of the Agreement, each Party shall carry and maintain in force, at its own cost and expense, insurance of the following types:

a.
commercial general liability insurance (including bodily injury, death and property damage) in an amount of not less than $[***] (combined single limit on each occurrence and in the aggregate), including personal injury, and property damage and contractual liability coverage;

b.	employer's liability insurance with limits not less than $1,000,000 per occurrence covering all employees employed by the party; and

c.
automobile liability insurance for owned, non-owned, leased, hired, operated and/or licensed automobiles, trucks, tractors and all-terrain vehicles with limits of not less than $1,000,000 per occurrence and in the aggregate for accidental injury to one or more persons or damage to or destruction of property as a result of one accident or occurrence.

Each Party shall, upon the other party’s request, furnish to the other party certificates of insurance or other appropriate documentation evidencing all coverage referenced herein.
All insurance coverage described herein shall be written through insurance companies authorized to do business in the applicable state or country and, when relevant, rated no less than A- VII in the most current edition of A.M. Best's Key Rating Guide.

3.    PRICES AND PAYMENTS
3.1    Subject to section 3.2 below, the price for Product in the first eighteen (18) months of the Term (the “Initial Pricing Period”) is set forth in Exhibit A.
For the remainder of the Term (“Balance of the Term”), Seller shall make a price offer to Buyer no later than [***]. Buyer may then at its sole option either (i) accept Seller’s price offer or (ii) initiate [***]. If Buyer decides to initiate [***], it will provide Seller written notice of such decision by [***] and the following process shall occur:
(a)    [***]
(b)    [***] in the event that Buyer is unable to obtain [***] identified by Seller, as provided above, Buyer will provide [***] to an independent, third-party auditor mutually acceptable to the Parties (the “Auditor”), which will determine [***] and deliver such determination in writing to Buyer and Seller within [***] Business Days of delivery to the Auditor of the final [***]. The determination of the Auditor shall be final, binding, non-appealable and not subject to dispute resolution. The cost and expenses of the Auditor shall be borne by the Parties on a 50/50 basis.

(c)    If the price for Product offered by Seller for the Balance of the Term pursuant to section 3.1 above is [***], the Agreement will continue in full force and effect for the Balance of the Term at the Seller’s offered price.
(d)    If the price for Product offered by Seller for the Balance of the Term pursuant to section 3.1 above is [***], then Seller shall either: (i) [***] for the Balance of the Term to [***] and the Agreement will continue in full force and effect for the Balance of the Term; or (ii) notify Buyer that it has elected to terminate the Agreement without prejudice to section 3.3 (a) below.
(e)    If Seller elects to terminate the Agreement pursuant to section 3.1(d)(ii), Seller shall be entitled to request at any time on or before [***] that an Auditor confirm that Buyer in fact [***]. The determination of the Auditor shall be final, binding, non-appealable and not subject to dispute resolution. The cost and expenses of the independent third-party auditor shall be borne by Seller unless the Auditor determines that Buyer failed to [***] and [***] pursuant thereto in which case Buyer shall pay for 100% of the costs and expenses of the Auditor.
(f)    In case the Auditor determines that Buyer [***]. The Parties agree that such liquidated damages payment represents the true and reasonable estimate of the loss suffered by Seller and such liquidated amount shall be due without set-off within [***] calendar days of Buyer’s receipt of Seller’s valid invoice therefor.  The Parties agree that quantifying losses arising from Buyer’s misrepresentation in connection with, and/or other misuse of the [***] is inherently difficult because Seller will reserve a significant part of its production of the Product for Buyer and that Seller will incur significant damages as a consequence of Buyer’s misrepresentation and/or misuse, including but not limited to additional selling costs and disruptions in Seller’s operations. At the date of signature of the Agreement, the liquidated damages as defined above are not a penalty but considered as reasonable, based on the Parties’ experience in the industry and the nature of the losses and costs incurred by Buyer’s misrepresentation and/or misuse of this section 3.1.
3.2    Notwithstanding section 3.1 above, during the Initial Pricing Period, the prices for Product will be [***]: (a) with respect to Product to be shipped to locations in [***], the prices offered by Seller to [***] for [***] of the Product being shipped to locations in [***]; (b) with respect to Product to be shipped to locations in [***], the prices offered by Seller to [***] for [***] of Product being shipped to locations in [***]. For the sake of clarity, this clause will only apply to contracts entered into on or after the Effective Date. Within [***] days of the end of the Initial Pricing Period, the Auditor will conduct a review of the prices offered by Seller to [***] according to terms and conditions defined above. Seller will make available to the Auditor all materials, information and Seller personnel reasonably required for the Auditor to perform such review. If the Auditor determines that [***] was offered a price for the Product that was [***] the prices for Product sold under this Agreement at such time, Seller will promptly issue a credit to Buyer for [***]. To the extent that the Agreement is terminated prior to the Buyer using the credit in full, Seller will make prompt payment of the unused portion of such credit to Buyer within [***] Business Days of termination. The determination of the Auditor under this section 3.2 shall be final, binding, non-appealable and not subject to dispute resolution. The cost and expenses of the independent third-party auditor shall be borne by the Parties on a 50/50 basis unless the Auditor determines that a credit is due to Buyer, in which case Seller shall pay for 100% of the costs and expenses of the Auditor.
3.3    Within [***] Business Days of the Effective Date, Buyer shall advance to Seller the Prepayment Amount.
(a)    If the Agreement is terminated in accordance with section 3.1(d)(ii), Buyer will be entitled to Order Product for a value corresponding to the Prepayment Amount at the price that applied during the Initial Pricing Period. Any such purchases will be credited to the [***] to be purchased by

Buyer following termination as set forth in section 3.1(e), if the Auditor determines that any such obligation exists.
(b)    If the Agreement is not terminated in accordance with section 3.1(d)(ii), the Prepayment Amount will be applied to the [***]) payable for Additional Quantities purchased by Buyer hereunder at the rate of [***]) for each of such [***]).
3.4    Unless otherwise agreed between the Parties, all shipments shall have net [***] days payment terms from the date Buyer receives Seller's invoice.
3.5    All amounts due under this Agreement or an Order shall be paid in immediately available U.S. Dollars by direct bank transfer to the receiving Party’s bank account designated in writing to the paying Party, or such other means as may be agreed between the Parties in writing from time to time. With regard to the price for the Product, Buyer shall bear all bank charges associated with any such payment.
3.6    All taxes or similar obligations levied on Seller shall be borne solely by Seller and Buyer shall have no responsibility or liability therefor provided however that the mutually agreed INCOTERM, being DDP or FCA at the Effective Date remains the same. Any change that would be mutually agreed by the Parties with regard to the INCOTERM may affect the Parties’ obligations as to taxes and in that case, Buyer and Seller shall then confer and discuss possible consequences of such change.
3.7    If any payment due hereunder is overdue by more than three (3) Business Days, then at the written request of the Party that is owned the payment, the Party making such payment shall be liable to pay interest on the overdue amount at the rate of [***]% from the date that the payment was originally due and owing.
4.    TITLE – TRANSFER OF RISK
4.1    Title to the Product will pass to Buyer at Delivery.
4.2    Risk of loss will pass to Buyer in accordance with the mutually agreed INCOTERM, irrespective of whether title to the Product remains vested in Seller.
5.    WARRANTY
5.1    During the Shelf Life of the Product or until [***] after the Delivery Date of the Product whichever is longer (the “Warranty Period”), the Product, as originally packaged by Seller, shall meet the Specifications and shall be compliant with all Applicable Laws. Further, Seller agrees that the Product: (a) are prepared in accordance with all Applicable Laws; (b) are merchantable and free from defects, latent or otherwise; (c) are new and conveyed by Seller to Buyer with good title, free and clear of all liens and encumbrances of any kind; and (e) do not infringe, misappropriate, or otherwise violate the intellectual property or other proprietary rights of any Person. Seller further agrees that it will perform its obligations hereunder in compliance with all Applicable Laws.
5.2    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE PRODUCT, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR THE RESULTS TO BE DERIVED FROM THE USE OF THE PRODUCT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER ASSUMES ALL RISKS AND LIABILITY FOR (i) RESULTS OBTAINED BY THE USE OF THE PRODUCT PURCHASED HEREUNDER, WHETHER USED AS DELIVERED OR IN COMBINATION WITH OTHER PRODUCT, (ii) DETERMINING FITNESS FOR USE IN, OR IN CONJUNCTION WITH, OTHER PRODUCT, (iii) OBTAINING GOVERNMENTAL HEALTH, SAFETY, ENVIRONMENTAL OR OTHER APPROVALS FOR

UTILIZATION, AND (iv) FOR ANY LOSS OR DAMAGE RESULTING FROM THE HANDLING, USE OR MISUSE BY BUYER OF PRODUCT PURCHASED HEREUNDER.
5.3    In case of non-conformity to the warranties stated in section 5.1 discovered during the Warranty Period (“Defective Product”), Seller shall replace promptly and free of charge any Defective Product and subject to any and all limitation and exclusion under section 9.1 herein, reimburse any Losses incurred by Buyer due to the Defective Product provided that:
(b)    Buyer has performed the appropriate inspection upon delivery of the Product so that any Apparent Defect has been identified and Seller has been notified of such Apparent Defect in accordance with section 2.9 above;
(c)    Seller is permitted to make a full examination of the alleged non-conformity(ies), to Seller’s reasonable satisfaction; provided that such examination shall be coordinated with Buyer and shall not unreasonably interfere with Buyer's operations. If Seller, acting reasonably and in good faith, rejects the alleged non-conformities, the Parties shall attempt in good faith to designate an independent testing laboratory to determine whether the alleged non-conformities exist, the findings of which shall be final, binding and non-appealable and not subject to dispute resolution. The costs and expenses of such laboratory testing shall be borne by the Party whose position is determined to have been in error or if the laboratory cannot determine the source of the error, then the Parties shall share equally the costs and expenses of the laboratory equally. If a suitable independent testing laboratory cannot be designated by mutual agreement of the Parties, the dispute shall be resolved in accordance with section 16 below.
(d)    The non-conformity did not result from Buyer's non-compliance with this Agreement or the Order, and did not result from mishandling or gross negligence on the part of Buyer or a Third Party acting on the instructions of Buyer.
If Seller determines that a Defective Product pursuant to section 5 cannot be replaced within [***] Business Days, Seller may direct Buyer to return the Defective Product to Seller or destroy it, in each case at Seller’s sole cost and expense, and Seller will promptly reimburse Buyer for the price actually paid by Buyer to Seller for such Defective Product; provided that the Defective Product shall be credited against the Annual Base Quantities and/or Additional Quantities, as applicable. If Seller directs Buyer to destroy the Defective Product, Buyer shall send the certificate of destruction by an external laboratory and an evidence of the destruction of the entire quantity of Defective Product.
5.4    Notwithstanding anything to the contrary in this Agreement, if Buyer, any of Buyer’s customers, or any governmental authority reasonably determines that any Product sold to Buyer is a Defective Product and as a consequence of this a recall of Buyer’s product is necessary, Buyer may implement such recall campaign and return any Product that has been evidenced as a Defective Product and that it still has in its warehouses to Seller or destroy such Product, as determined by Seller at Seller’s sole cost, expense and risk. If a recall campaign is implemented with respect to a Defective Product, at Buyer’s option, Seller shall promptly replace any Defective Product and provide such replacement Product to Buyer or Buyer’s designee. Seller will be liable for Buyer’s costs and expenses associated with any such recall campaign without prejudice to the limitation of liability in section 9.1 below.
6.    CONFIDENTIALITY
6.1    Each party will keep all Confidential Information of the other Party confidential, secure and protected against theft, damage, loss or unauthorised access, and will not at any time without the prior written consent of the other Party use or disclose any of the other Party's Confidential Information other than for the sole purpose of the performance of its obligations and the exercise of its rights under this Agreement. Each Party will ensure that its respective employees, agents and contractors to whom

Confidential Information of the other Party is disclosed are made aware of its confidentiality obligations and agree to be bound by them or by an obligation of confidentiality no less restrictive.
6.2    Subject to section 6.4, neither Party may, without the other Party's prior written consent, disclose any information or issue any press release or public announcement regarding the existence, subject matter or terms of this Agreement.
6.3    Obligations under this section 6 shall survive the expiration or termination of this Agreement for a period of five (5) years from the date of expiration or termination of this Agreement for any reason whatsoever. Notwithstanding the foregoing, obligations of confidentiality and non-use with respect to any Confidential Information identified as trade secret by either Party, either orally or in writing, shall remain in place for so long as the applicable Confidential Information retains its status as a trade secret under Applicable Laws.
6.4    In the event that a Party is requested or required by Applicable Laws to disclose any of the Confidential Information, to the extent permitted by Applicable Laws, such Party will, and will direct its representatives to (i) provide the disclosing Party with prompt prior written notice of such requirement so that the disclosing Party may, at its sole expense, seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement, (ii) take reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-parties or the public, and (iii) reasonably cooperate with the disclosing Party, at its sole expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, or that the disclosing Party waives compliance with the provisions hereof, receiving Party or its representatives may furnish only that portion of the Confidential Information which the receiving Party or its representatives is advised by counsel is required by Applicable Laws and agrees to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. Notwithstanding any other provision of this Agreement, no prior notice or other action shall be required in respect of any disclosure made to any banking, financial, accounting, securities or similar supervisory authority exercising its routine supervisory or audit functions, provided that such disclosure is made in the ordinary course and is not specific to the disclosing Party or this Agreement.
6.5    Each Party agrees that legal remedies may be inadequate to protect its interests in the event of any breach or threatened breach of any provision of section 6 of this Agreement, and that the non-breaching Party will be entitled to seek equitable relief, including injunctive relief (without requirement of any bond or security), damages and specific performance, in addition to all other remedies available at law or in equity.

7.    INTELLECTUAL PROPERTY RIGHTS
7.1    As of the Effective Date, all of Seller’s Intellectual Property Rights in and in relation to the Product and the process by which it is manufactured (“Seller Background IP”) shall be and remain the sole and exclusive property of Seller or its licensors. Buyer shall not acquire any Intellectual Property Rights in the Seller Background IP by virtue of this Agreement and/or any Order entered into hereunder; provided that, for purposes of clarity, Seller Background IP does not include, and Seller shall have no rights in or to, any Intellectual Property Rights Buyer may have or acquire in products in which the Product are incorporated, or any improvements, enhancements, or other modifications that Buyer or its designee may make to the Product or products in which the Product is incorporated, which shall be and remain the sole and exclusive property of Buyer and its licensors.

7.2    As of the Effective Date, all of Buyer’s Intellectual Property Rights in and in relation to the Product and the process by which it is manufactured (“Buyer Background IP”) shall be and remain the sole and exclusive property of Buyer or its licensors. Seller shall not acquire any Intellectual Property Rights in the Buyer Background IP by virtue of this Agreement and/or any Order entered into hereunder; provided that, for purposes of clarity, Buyer Background IP does not include, and Buyer shall have no rights in or to, any Intellectual Property Rights Seller may have or acquire in products in which the Product are incorporated, or any improvements, enhancements, or other modifications that Seller or its designee may make to the Product or products in which the Product is incorporated, which shall be and remain the sole and exclusive property of Seller and its licensors
7.3    Subject to the provisions of this section 7, Seller shall indemnify, defend, and hold Buyer and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Buyer Indemnitees”) harmless from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers (“Losses”), incurred by or awarded against any Buyer Indemnitee in connection with, or otherwise relating to, any claim, demand, suit, action, or proceeding (“Claims”) brought against any Buyer Indemnitee claiming that Product, any Seller Background IP or the process by which it is manufactured infringes the Intellectual Property Rights of a Third Party, but only if (i) Buyer notifies Seller promptly upon learning that the claim has been asserted (provided that a failure to provide such notice will not relieve Seller of its obligations hereunder except to the extent material prejudice results therefrom), (ii) Seller is afforded the right to exercise control over the defense of the claim and any negotiation for its settlement or compromise (provided that Seller may not enter into any settlement or otherwise dispose of any Claim without Buyer’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed) and (iii) Buyer reasonably cooperates with Seller in the defense or settlement of the Claim, at Seller’s sole cost and expense.
7.4    Subject to the provisions of this section 7, and excluding any Claims for which any Buyer Indemnitee is indemnified under section 7.3, Buyer shall indemnify, defend, and hold Seller and their respective officers, directors, employees, agents, successors, and assigns (collectively, the “Seller Indemnitees”) harmless from and against any and all Losses incurred by or awarded against any Seller Indemnitee in connection with, or otherwise relating to, any Claims brought against any Seller Indemnitee claiming that any products manufactured or distributed by Buyer, any Buyer Background IP or the process by which such products are manufactured infringes the Intellectual Property Rights of a Third Party, but only if (i) Seller notifies Buyer promptly upon learning that the claim has been asserted (provided that a failure to provide such notice will not relieve Buyer of its obligations hereunder except to the extent material prejudice results therefrom), (ii) Buyer is afforded the right to exercise control over the defense of the claim and any negotiation for its settlement or compromise (provided that Buyer may not enter into any settlement or otherwise dispose of any Claim without Seller’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed) and (iii) Seller reasonably cooperates with Buyer in the defense or settlement of the Claim, at Buyer’s sole cost and expense.
7.5    Without limitation to section 7.3, in the event that the use of the Product pursuant to this Agreement, is enjoined, Seller promptly, at its sole cost and expense shall:
(a)    procure for Buyer the right to continue to use the Product(s) without infringement;
(b)    provide an appropriate, non-infringing substitute that is equivalent in all material respects while otherwise complying with this Agreement as determined in Buyer’s reasonable discretion;

(c)    in the event that none of the foregoing alternatives is available to Seller on commercially reasonable terms, then Seller may terminate the Order in question in respect of the infringing Product(s), and Seller shall refund the amount actually paid by Buyer for the affected Product(s) in question to Buyer against return of the Product(s) and shall pay Buyer for any Losses incurred by Buyer as a result of Seller’s failure to provide non-infringing Product. In such event, Buyer may purchase substantially equivalent but non-infringing products from Third Parties, and the amounts of such purchases shall be credited against the Annual Base Quantities and/or Additional Quantities, as applicable. Buyer agrees that the liquidated damages available for Seller’s inability to supply non-infringing Product is the same as set forward in section 2.1 for the Seller’s inability or refusal to supply Annual Base Quantities of the Product for any reason, and such liquidated damages shall be Buyer’s sole and exclusive remedy for Seller’s termination of the Order pursuant to this section 7.5(c).
7.6    Seller shall have no obligation or liability under section 7.3 or 7.5 or otherwise insofar as any infringement arises directly from: (i) any modifications made to the Product(s) in question other than by Seller; and/or (ii) the process by which the Product is used in a product manufactured or distributed by or on behalf of Buyer.
7.7    Buyer recognizes that the trademarks, trade names, trade dress, and service marks of Seller constitute valuable intellectual property of Seller (the “Seller Marks”) and are owned solely and exclusively by Seller, and Buyer agrees not to claim any right, title, or interest in, or challenge Seller’s ownership of, the Seller marks. Seller recognizes that the trademarks, trade names, trade dress, and service marks of Buyer constitute valuable intellectual property of Buyer (the “Buyer Marks”) and are owned solely and exclusively by Buyer, and Seller agrees not to claim any right, title, or interest in, or challenge Buyer’s ownership of, the Buyer Marks.

8.    ETHIC- PERSONAL DATA – ANTI-CORRUPTION
8.1    Each party warrants that it has implemented and complies with ethics and compliance standards stated in its respective code of conduct, as provided and acceptable to the other Party.
8.2    If the performance of this Agreement requires each Party to collect, receive, store, transmit, retransfer, dispose or otherwise use (collectively “process” or “processing”) any information relating to an identified or identifiable natural person (“Personal Data”), each Party undertakes to (i) process and cause to be processed the Personal Data solely for the legitimate purposes of performing its obligations under this Agreement and for no other purpose, and only in accordance with the local law governing such processing; (ii) to provide the subject of the Personal Data with the same rights in relation to their Personal Data, including rights of access, correction or deletion available to such individual as they would have in the country in which he or she resides; and (iii) ensure that any persons it authorises to have access to the Personal Data will comply with Applicable Laws regarding the Personal Data. Each party warrants that it has full legal authority to process the Personal Data as contemplated, it has in place appropriate technical and organisational measures to prevent unauthorised or unlawful processing or accidental loss or destruction of, or damage to, such Personal Data, and it has adequate security programs and procedures to ensure that unauthorised persons will not have access to the Personal Data. Each Party shall be responsible for, and remain liable to, the other Party for its actions and omissions and those of its respective Affiliated Companies, employees, representatives, clients, agents, and contractors or subcontractors concerning the treatment of Personal Data as if it were the Party’s own actions and omissions.
8.3    Each Party represents on behalf of itself and its partners, employees, agents, representatives, officers, directors, and managers, that no payment or transfer will be allowed in the purpose or effect of corruption, public or commercial bribery, or any conduct that may be seen or construed as breaching any applicable anti-corruption rules nor will accept or allow any kind of extortion, bribery, money laundering, unfair competition or commercial practice or any tort act or improper to carry out business or obtaining any other benefit.
8.4    Each Party represents on behalf of itself and its partners, employees, agents, employees, officers, directors, and managers, that none of its activities related to this Agreement constitute a breach of any applicable anti-corruption laws as of the effective date of this Agreement; and that it has not been formally notified that it is under investigation for beaching any applicable anti-corruption rules.

9.    LIMITATION OF LIABILITY; INDEMNIFICATION
9.1    Neither Party shall be liable to or otherwise responsible to the other Party (including any Affiliate or licensor of the other Party) under this Agreement for any consequential, indirect, special, incidental, punitive, or exemplary losses, or for any direct losses beyond the limits set forth in this Agreement, whether foreseeable or unforeseeable, based on claims of the other Party or the other Party’s customers, in law and/or equity (including, but not limited to, claims for loss of data, goodwill, use of money or use of the Product, interruption in use or availability of data, stoppage of other work or impairment of other assets), arising out of breach or failure of express or implied warranty (if any), breach of contract, misrepresentation, and liability in tort regardless of the basis of liability, including negligence and strict liability. This section 9.1 will not apply (i) when, and only to the extent that, Applicable Law specifically prohibits the foregoing exclusion or (ii) in the case of a Party’s fraud or willful misconduct.

9.2    In no event will the aggregate liability which any Party, its Affiliates, its licensors and related Persons may incur in any action or proceeding exceed [***] US Dollars (US$[***]) in any one calendar year, or for any one occurrence, even if that occurrence spans more than one calendar year. This section 9.2 will not apply (i) when, and only to the extent that, Applicable Law specifically prohibits the foregoing exclusion or (ii) in the case of a Party’s fraud or willful misconduct.

9.3    Without limiting Seller’s indemnity obligations elsewhere in this Agreement and subject to sections 2.3, 9.1 and 9.2 above, Seller shall indemnify, defend, and hold the Buyer Indemnitees harmless from and against any and all Losses incurred by or awarded against any Buyer Indemnitee in connection with, or otherwise relating to, any Claim arising from, based upon, or otherwise relating to: (a) any breach of Seller’s representations, warranties, or covenants set forth in this Agreement; (b) any fraudulent act or omission of Seller in connection with this Agreement or any wilful misconduct of the same; and (c) any bodily injury, death, or damage to real or personal property caused by the acts or omissions of Seller.

10.     TERM AND TERMINATION
10.1    This Agreement shall enter into force on the date of last signature below (the “Effective Date”) and, subject to earlier termination in accordance with the provisions contained herein, shall continue in force for an initial term ending on December 31, 2022 and unless or until terminated in accordance with the terms of this Agreement (the “Term”), provided that all obligations of the Parties under this Agreement and Orders accepted by Seller prior to termination shall continue until satisfaction of the Parties' respective obligations in accordance with the terms of this Agreement and the Orders concerned.
10.2    Assuming the Agreement is has not already been terminated pursuant to its terms, before [***], the Parties shall meet and discuss a possible renewal or extension of this Agreement for a mutually acceptable renewal period. Should the Parties be unable to reach agreement on terms and conditions for such renewal period or extension, this Agreement will be deemed to terminate upon the expiration of the Term.
10.3    Either Party may terminate this Agreement and/or any Order (as the case may be) immediately at any time by written notice to the other Party if:
(a)    Without prejudice to section 2.3 that provides Parties’ sole and exclusive remedies for failure by Buyer to purchase and by Seller to supply, the other Party commits a material breach of this Agreement (as the case may be) which is incapable of remedy or which it fails to remedy within thirty (30) days of receiving written notice requiring it to do so; or
(b)    the other Party becomes insolvent, has a receiver, administrative receiver, administrator or manager appointed of the whole or any part of its assets or business, makes any composition or arrangement with or for the benefit of its creditors, takes or suffers any similar action in consequence of debt or an order or resolution is made for its dissolution or liquidation other than by way of a merger.
10.4    Within thirty (30) days after the termination, early termination or expiration of this Agreement each Party, at its sole expense, will return to the other Party, or, at the other Party’s option, destroy and provide written certification of the destruction of, all tangible materials that contain the other Party’s Confidential Information; provided, however, each Party may retain one (1) copy of the other Party’s Confidential Information, retained by the Party’s Legal Department for the sole purpose of determining its obligations under this section 10; and further provided, however, that, nothing herein shall apply to any backup copies of electronic data created by customary information technology or disaster recovery practices, or to copies required to be retained pursuant to Applicable Laws. Notwithstanding anything to the contrary in this Agreement, the receiving Party’s confidentiality obligations with respect to any Confidential Information so retained will remain in effect so long as such Confidential Information remains in the receiving Party’s possession or control.
10.5    Termination of this Agreement and/or any Order in accordance with the terms hereof shall not affect the accrued rights or liabilities of the Parties at the date of termination.
11.    FORCE MAJEURE
Neither Party will be liable for any failure or delay in performing an obligation under this Agreement or Order that is due to any of the following causes, to the extent beyond its reasonable control: acts of God, accident, riots, war, terrorist act, epidemic, quarantine, civil commotion, breakdown of communication facilities, breakdown of web host, breakdown of internet service provider, natural catastrophes, governmental acts or omissions, changes in laws or regulations, national strikes, fire, explosion, generalized lack of availability of raw materials or energy.

12.    QUALITY CONTROL; QUALITY AUDIT RIGHTS AND REPORTS.
12.1    Seller shall ensure that any Product delivered to Buyer meets the Specifications in effect as of the Delivery Date, including the Specifications and Requirements for Raw Material Suppliers to Beyond Meat attached to this Agreement as Exhibit B. Such Specifications are set forth in Exhibit A-1 to this Agreement, and may only be amended in writing, by agreement of the Parties. Seller shall perform quality inspection of Product before Delivery according to the Specifications.
During the Term, Seller will be able to Deliver the Product to Buyer from another plant located in [***] (“Seller’s New Plant”). Buyer shall take receipt of Product and shall not refuse to be Delivered from this Seller’s New Plant provided that the Product complies with the terms of this Agreement.

12.2    Buyer will have the right to conduct, upon a [***] prior notice and at its own expense, periodic quality audits, and access may be required by Buyer in case of Product rejections or emergency conditions. Seller shall give reasonable access to Buyer for purposes of Buyer auditing its facilities; including, but not limited to, all of those areas where the Product and its components are stored, packaged, tested, prepared for shipment, and shipped. Seller will cooperate with audits of its facilities and correct any deficiencies identified in such audits. In addition, Seller will promptly notify Buyer if any regulatory agency intends to inspect Seller’s facilities and of the nature of the inspection.
12.3    Seller will submit to Buyer such quality control records and reports as are reasonably requested by Buyer at such frequency as is consistent with industry practice.
12.4    Seller will retain production samples from each production run for the Shelf Life of the Product, plus [***]. Seller will send production samples to Buyer no more frequently than once per quarter until the end of the last of the Shelf Life, plus [***] applicable to any Product; provide that during such period, Buyer may request and Seller shall deliver such samples promptly in the event that quality or regulatory issues so require as determined by Buyer in its reasonable discretion.
12.5    If either party becomes aware of any incident involving potential contamination of any Product sold hereunder or any other non-compliance with Applicable Laws affecting the other Party or relating to this Agreement, the Party will provide immediate telephone notice to the other Party, and the Parties will cooperate with each other to identify and remove from sale any Product suspected of contamination.
12.6    Without prejudice to Seller’s liability limitations contained herein, Seller shall be responsible for all costs and expenses incurred by either Party resulting from Seller’s breach of this section 12.
12.7    All books and records maintained or retained pursuant to this Agreement and relating to Seller’s production, storage, and delivery of the Product, including complete and accurate manufacturing, processing, packaging, and quality control records, or otherwise relating to this Agreement will be retained by Seller for a period than cannot be less than five (5) years, or longer if required by Applicable Law. Seller will allow Buyer to audit such books and records with reasonable notice and on Seller production site during an audit as scheduled pursuant to section 12.2.
12.8    Seller will not disclose Confidential Information in such audits relating to other Buyer materials or ingredients. Seller will immediately notify Buyer of any such inspections or audits or any other information that indicates the presence of any bacteriological agent or any substance considered by health authorities as being indicative of either unsanitary practices or of public health concern which could impact the Product.
12.9    Seller shall perform an annual audit of each of Seller’s facilities conducted by a Global Food Safety Initiative certified Third Party, according to the FSSC22000 regulation, meeting Buyer's SQF Certification requirements and Buyer's Supplier Approval program, and promptly provide a copy thereof to Buyer. Seller shall provide thirty (30) days advance notice to Buyer prior to opening any plant or other facility where Product will be manufactured by or on behalf of Seller to ensure necessary audits are in place prior to start of production.
13.    ASSIGNMENT
Neither Party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations to a Third Party without the other Party's prior written approval, such approval not to be unreasonably withheld, conditioned or delayed. Any attempt to do so without such approval is null, void and of no effect. Notwithstanding the foregoing, either Party may assign this Agreement, in whole, without such consent (i) to an Affiliated Company provided that the assignee agrees in writing to be bound by the terms of this Agreement or in connection with a change of control of a Party (whether by merger, sale of voting securities or assets, consolidation, reorganization or otherwise). The Affiliated Companies of Buyer or Seller may exercise any of the rights granted by one Party to the other Party hereunder, provided that in such event, and in the event of any assignment, made by either Party to an Affiliated Company, the Party related to such Affiliated Company or making such assignment shall remain jointly and severally liable to the other Party for any obligations owed to the other Party.
14.    NOTICES
Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications (herein collectively called “Notices”) required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in the English language and in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by overnight express courier, postage prepaid, addressed to the Party to be so notified, or transmitted by electronic mail with a copy personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested or by overnight express courier, posted prepaid with confirmation of receipt, as follow:.
If to Seller:
Jeremy BURKS
Executive VP GBUs and Commercial
101 avenue de la République
59110 LA MADELEINE
And
Jean-Philippe AZOULAY
jean-philippe.azoulay@roquette.com
Vice President – Pea and New Proteins Business Line
101 avenue de la République
59110 LA MADELEINE
With copy to:
Delphine DESRUMAUX
delphine.desrumaux@roquette.com
Head of Legal – Food Global Business Unit
101 avenue de la République
59110 LA MADELEINE

If to Buyer:
Sanjay SHAH
sshah@beyondmeat.com
Chief Operating Officer
Beyond Meat, Inc.
119 Standard St.
El Segundo, California, USA 90245
With copy to:
Teri WITTEMAN
twitteman@beyondmeat.com
General Counsel & Secretary
Beyond Meat, Inc.
119 Standard St.
El Segundo, California, USA 90245
Notice mailed by registered or certified mail shall be deemed received by the addressee five (5) days after mailing thereof. Notice personally delivered shall be deemed received when delivered. Notice delivered by overnight express courier shall be deemed received by the addressee the second Business Day after the deposit thereof. Notice given by electronic mail shall be deemed received by the addressee on the date of actual delivery. Either Party may at any time change the address for notice to such Party by notice given in writing in accordance with the foregoing requirements.
15.    APPLICABLE LAW
The construction, validity and performance of this Agreement and of each Order shall be governed by the laws of the State of New York, USA, excluding its conflict of law provisions. The Parties hereby exclude application of the U.N. Convention on Contracts for the International Sale of Goods from this Agreement and any Order or other agreement between them related thereto.
16.    GOVERNING LAW; FORUM
This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort, equity, or otherwise) shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its conflict of laws principles. Any action commenced by either Party to this Agreement shall be brought only in either the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York, and both Parties consent to personal jurisdiction in such courts, which shall have exclusive jurisdiction over any and all disputes arising out of, or in connection with, this Agreement or the performance of obligations under this Agreement. Both Parties waive their right to a jury trial and agree not to demand the same in any litigation or dispute resolution of any kind between them with respect to this Agreement. Nothing in this Agreement or otherwise shall be understood or interpreted as an Agreement by either party to arbitrate any dispute between them.
17.    U.S. EXPORT RESTRICTIONS
The Parties acknowledge that the Product and all related technical information, documents and materials may be subject to export controls under the U.S. Export Administration Regulations. Each Party will

(i) comply strictly with all legal requirements established under these export controls, (ii) cooperate fully with the other Party in any official or unofficial audit or inspection that relates to these export controls and (iii) not export, re-export, divert or transfer, directly or indirectly, any such item or direct Product thereof to Cuba, Iran, North Korea, Sudan, Syria, the Crimea region or any territory that is embargoed by the U.S. government. Upon notice to the other Party, a Party may modify this list to conform to changes in the applicable U.S. sanctions and export controls.
18.    GENERAL
18.1    The relationship of the Parties is that of independent contractors dealing at arm's length. Except as otherwise expressly stated in this Agreement, nothing in this Agreement shall constitute the Parties as partners, joint venturers or co‑owners, constitute either Party as the agent, employee or representative of the other, or empower either Party to act for, bind or otherwise create or assume any obligation on behalf of the other Party.
18.2    The Parties shall do and execute all such further acts and things as are reasonably required to give full effect to the rights given and the transactions contemplated by this Agreement.
18.3    The failure of either Party to enforce any term of or right arising pursuant to this Agreement and/or any Order does not constitute a waiver of such term or right and shall in no way affect that Party's right later to enforce or exercise the term or right.
18.4    The invalidity, illegality, or unenforceability of any term of or right arising pursuant to this Agreement and/or any Order shall not adversely affect the validity, legality, or enforceability of the remaining terms and rights. If any term of this Agreement and/or any Order is found to be invalid, illegal, or unenforceable, then the Parties will work together with one another to replace the invalid, illegal, or unenforceable term with a term consistent with the spirit of the original term that is not invalid, illegal, or unenforceable.
18.5    Provisions of this Agreement which either are expressed to survive expiration or termination of this Agreement (including but limited to confidentiality obligations) or from their nature or context it is contemplated that they are to survive such expiration or termination, shall remain in full force and effect notwithstanding such expiration or termination.
18.6    Except as otherwise expressly provided in this Agreement and/or any Order or otherwise agreed in writing between the Parties, each Party shall be responsible for its own costs incurred in performing its obligations under this Agreement.
18.7    This Agreement constitutes the entire agreement and understanding between the Parties with respect to its subject matter and supersedes all prior agreements understanding or arrangement between the Parties whether oral or in writing, including especially the Supply Agreement entered into by the Parties as of December 28, 2018. Notwithstanding the above, the Product shipped by Seller since January 1st 2020 (as reflected in section 2.1) shall be deemed to be within the scope of this Agreement in all respects and shall be credited toward the Annual Base Quantities for 2020. No representation, undertaking or promise shall be taken to have been given or be implied from anything said or written in communications between the Parties prior to the date that this Agreement was executed except as set out in this Agreement.
18.8    No amendment, modification or supplement to the terms of this Agreement shall be effective unless and until agreed in writing and executed by duly authorised representatives of Buyer and Seller respectively in like manner to this Agreement. Any Party may waive in writing compliance by any other Party with any of the covenants or conditions contained in this Agreement.

18.9    Nothing in this Agreement, express or implied, is intended to or shall confer upon any Third Party any right, benefit or remedy of any nature whatsoever under, or by reason of, this Agreement. The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.
18.10    This Agreement is the joint product of Seller and Buyer and each provision hereof has been subject to the negotiation and mutual agreement of the Parties and the review of their respective legal counsel and advisors. Accordingly, any rule of construction that a document shall be interpreted or construed against the drafting Party shall not be applicable.
18.11    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Facsimile or electronic copies, including PDF copies of signature pages, shall be deemed originals for purposes of the creation of a fully executed, delivered and enforceable contract.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Buyer cause this Agreement to be executed by their duly authorized representatives identified below.
BEYOND MEAT, INC.            BEYOND MEAT, INC.
("Buyer")                    ("Buyer")

By: /s/ Ethan Brown                By: /s/ Sanjay Shah
Name:    Ethan Brown                Name:     Sanjay Shah
Title:     CEO                    Title:     COO
Date:     January 10, 2020            Date:     January 10, 2020

ROQUETTE FRÈRES                ROQUETTE FRÈRES
("Seller")                    ("Seller")

By: /s/ Jeremy Burks                By: /s/ Jean-Philippe Azoulay
Name: Jeremy BURKS                Name: Jean-Philippe AZOULAY
Title: Executive Vice President            Title: Vice President – Pea and New Proteins
GBUs and Commercial                Business Line
Date:     10th January, 2020            Date:     January 10, 2020

EXHIBIT A
PRODUCT DESCRIPTION AND SPECIFICATIONS

EXHIBIT A-1
SPECIFICATIONS

EXHIBIT B
REQUIREMENTS FOR RAW MATERIAL SUPPLIERS TO BEYOND MEAT